Exhibit 99.1

Gevo Announces Pricing of Public Offering of Common Stock and Warrants

ENGLEWOOD, Colo. – January 29, 2015 – Gevo, Inc. (NASDAQ: GEVO), a leading renewable chemicals and next-generation biofuels company, announced today that it has priced its underwritten public offering of common stock units.

Gevo announced that it has agreed to sell 33,250,000 common stock units. Each common stock unit consists of one share of common stock, a Series A warrant to purchase one share of common stock and a Series B warrant to purchase one share of common stock at a public offering price of $0.20 per common stock unit. The Series A warrants will have an exercise price of $0.27 per share, be exercisable from the date of original issuance and will expire on February 3, 2020. The Series B warrants will have an exercise price of $0.20 per share, be exercisable from the date of original issuance and will expire on August 3, 2015. The shares of common stock and the warrants will be immediately separable and will be issued separately. The gross proceeds to Gevo from this offering are expected to be approximately $6.6 million not including any future proceeds from the exercise of the warrants.

Gevo currently intends to use the net proceeds from the offering, excluding any future proceeds from the exercise of the warrants, to fund working capital, potential capital optimizations at its Luverne, MN facility and for other general corporate purposes.

In connection with the offering, Cowen and Company, LLC is acting as sole manager.

The offering of common stock units was made pursuant to Gevo’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective, and is expected to close on or about February 3, 2015, subject to customary closing conditions. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, via telephone at 631-274-2806 or via facsimile at 631-254-7140. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, Gevo’s anticipated proceeds from the offering, and its use of those proceeds and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Media & Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com